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TDK Mediactive, Inc.
(Name of Registrant as Specified in Its Charter)

Board of Directors of TDK Mediactive, Inc.
(Name of Person(s) Filing Proxy Statement)

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July 3, 2002

Dear Stockholder:

We cordially invite you to attend our 2002 Annual Meeting of Stockholders, which will be held on Tuesday, July 30, 2002, at 10:00 a.m. at TDK Mediactive, Inc.’s new corporate headquarters located at 4373 Park View Terrace, Westlake Village, California 91361.

The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of 2002 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2002 Annual Report to Stockholders

Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign date and return your proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your proxy card in advance will assure representation of your shares but will not affect your right to vote in person should you attend the Annual Meeting.

Following completion of the scheduled business, we will report on our operations and plans and answer questions from the floor. We hope that you will be able to join us on July 30, 2002.

Very truly yours,

/s/    Vincent J. Bitetti
VINCENT J. BITETTI
Chief Executive Officer

TDK MEDIACTIVE, INC.
4373 Park View Terrace
Westlake Village, California 91361

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
To be held on July 30, 2002

To the Stockholders of TDK Mediactive, Inc.:

The 2002 Annual Meeting of Stockholders of TDK Mediactive, Inc. (“TDK Mediactive” or the “Company”) will be held on Tuesday, July 30, 2002, at 10:00 a.m. at the TDK Mediactive’s new corporaate headquarters located at 4373 Park View Terrace, Westlake Village, California, for the following purposes:

1.	To elect seven directors of the Board of Directors of the Company, each to hold office for a term ending in August 2003 or when their successors are duly elected and qualified;

2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended March 31, 2003; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record as shown on the books of the Company at the close of business on June 24, 2002, the record date and time fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and any adjournment thereof.

In this package you will find the Proxy, Notice of 2002 Annual Meeting, Proxy Statement and our Annual Report for the fiscal year ended March 31, 2002. All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors

/s/    Eugene Code
EUGENE CODE
Secretary

July 3, 2002
Westlake Village, California

Your vote is very important. Please sign, date and return your proxy as soon as possible in the enclosed envelope, whether or not you expect to attend the Annual Meeting in person, stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

We are providing these materials to you in connection with the solicitation of proxies by the Board of Directors of TDK Mediactive, Inc. for use at our 2002 Annual Meeting of Stockholders and for any adjournment or postponement of the Annual Meeting. In this Proxy Statement, we refer to TDK Mediactive, Inc. as “the Company,” “we” or “us.”

We are holding the Annual Meeting on Tuesday, July 30, 2002, at 10:00 a.m. at TDK Mediactive’s corporate headquarters located at 4373 Park View Terrace, Westlake Village, California 91361. The purpose of the Annual Meeting and the matters to be acted on there are set forth in the accompanying Notice of 2002 Annual Meeting of Stockholders.

We are soliciting proxies by preparing and mailing the Notice of 2002 Annual Meeting of Stockholders, Proxy Statement and proxy to our stockholders of record as of the close of business on June 24, 2002. We expect to mail these materials to stockholders on or about July 3, 2002.

The Company will bear all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. The cost of making the solicitation includes the cost of preparing and mailing the Notice of 2002 Annual Meeting of Stockholders, Proxy Statement and proxy and the payment of charges imposed by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to stockholders. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone. Expenses incurred in connection with special solicitations are expected to be nominal.

Voting and Revocation of Proxies

A stockholder giving a proxy on the enclosed form may revoke it at any time prior to the actual voting at the 2002 Annual Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Annual Meeting and voting in person or by filing a new written appointment of a proxy with an officer of the Company. The revocation of a proxy will not affect any vote taken prior to the revocation.

Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1 and 2 as set forth in the accompanying Notice of 2002 Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

Voting at the Annual Meeting

Only stockholders of record at the close of business on June 24, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On June 24, 2002, there were outstanding 22,890,832 shares of common stock. Each share of common stock is entitled to one vote on the matters to be presented at the Annual Meeting.

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. “Broker nonvotes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker nonvotes on the specific items to be brought before the Annual Meeting is discussed under each item.

A list of those stockholders entitled to vote at the Annual Meeting will be available for a period of ten days prior to the Annual Meeting for examination by any stockholder at the Company’s principal executive offices, 4373 Park View Terrace, Westlake Village, California and at the Annual Meeting.

Proposal 1

ELECTION OF DIRECTORS

General Information

Directors are elected to serve a term ending on the date of the next annual meeting of stockholders. Directors being elected at the Annual Meeting will serve until the Company’s next annual meeting of stockholders, currently scheduled to be held in July 2003, or until their successors have been duly elected and qualified.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named below.

Information Regarding Nominees

All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. All of our director nominees currently serve as members of our Board of Directors, and were previously elected to such position by our stockholders. The name, age, business experience and offices held by each director nominee are as follows:

Kenichi Aoshima, age 56, has been the President and a director of TDK USA Corporation (“TDK USA”) since 1995. Mr. Aoshima has been a director of the Company since November 2000.

Vincent J. Bitetti, age 47, in 1989 founded Sound Source Interactive, Inc., the Company’s predecessor that now is a wholly owned subsidiary of the Company, and served as the President of that company from its formation. Mr. Bitetti served as the Chairman of the Board and Chief Executive Officer and as a director of the Company for the period from the acquisition by the Company of the subsidiary in 1994 until November 12, 1999, when he resigned as Chairman of the Board. Mr. Bitetti has been a director and the Chief Executive Officer of the Company since 1994.

Dennis J. Kenny, age 66, has been independently employed as a legal consultant since April 1998. Previously, he served in various legal and executive capacities with Transamerica Leasing Inc. for 29 years, ultimately acting as its Senior Vice President, General Counsel and Assistant Secretary and as a member of its Board of Directors. Mr. Kenny was appointed to fill a vacancy on the Board in September 2001.

Frank J. Intiso, age 55, was appointed President and Chief Operating Officer of Falcon Holding Group, Inc. in 1995. Between 1982 and 1996, Mr. Intiso held the positions of Executive Vice President and Chief Operating Officer of Falcon, with responsibility for the day-to-day operations of all cable television systems under Falcon’s management. During this time period, all areas of Falcon, including finance, marketing engineering, human resources, regulatory and governmental affairs reported directly to Mr. Intiso. Prior to joining Falcon, Mr. Intiso worked for eight years at an international accounting firm, in their audit, tax, and consulting departments. Mr. Intiso has also taught various business courses at California State University-Northridge (CSUN). Mr. Intiso holds a Bachelor of Science degree from CSUN, a Master Degree in Business Administration from UCLA, and is a certified public accountant. Mr. Intiso was appointed to fill a vacancy on the Board in March 2001.

Masatoshi Shikanai, age 52, has been the General Manager of TDK Recording Media & Solutions Business Group since October 1, 2001. Mr. Shikanai was President of TDK Recording Media Europe S.A. for the period April 1999 to October 2001. He served as TDK Europe’s Executive Vice-President, General Manager of Sales Division from April 1995 to April 1999, and as TDK Europe’s Executive Director Corporate Strategies from January 1990 to March 1995. Mr. Shikanai has been a director of the Company since November 2000.

Shin Tanabe, age 49, has been an Executive Director of TDK Europe since April 1999, where he is responsible for a dedicated business unit for the entertainment software business established in April 1999. He served as TDK Europe’s Recording Media Sales Executive Director from June 1995 to March 1999, and TDK Europe’s Recording Media Marketing Director from June 1991 to May 1995. Mr. Tanabe has been a director of the Company since November 2000 and the President of the Company since December 19, 2000.

John T. Wholihan, age 64, has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Previously, he served for five years as an Associate Dean at Bradley University, where he also served as Director of the MBA Program and as Director of the Small Business Institute. During this period, he also taught in the areas of strategic management and international business. He was a Fulbright Scholar in Brazil in 1977. Mr. Wholihan holds a B.S. from the University of Notre Dame, an MBA from Indiana University and a Ph.D. from The American University. He has published numerous articles and other scholarly works. He is a member of several academic associations and honor societies, including the Academy of Management, the Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He currently is President of the Western Association of Collegiate Schools of Business. He is past President of the Association of Jesuit Colleges and Universities—Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, the Financial Executives Institute and the Jonathan Club. He has served on the Board of Directors of several small companies and currently is a member of the Board of Trustees of the TIP Funds, a family of publicly traded mutual funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles. Mr. Wholihan has been a director of the Company since April 1998.

Proposal 2

RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors, upon recommendation of its Audit Committee, has appointed BDO Seidman, LLP as independent auditors of the Company with respect to its operations for fiscal 2003, and has further directed that management submit such appointment for ratification by the holders of the common stock. In taking this action, the members of the Board and the Audit Committee considered carefully BDO Seidman, LLP’s reputation in providing accounting services to other companies in the software industry, its independence with respect to the services to be performed, its general reputation for adherence to professional auditing standards and the performance of BDO Seidman, LLP during the audit of the Company’s consolidated financial statements for the fiscal year ended March 31, 2002. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

Stockholder ratification of the selection of BDO Seidman, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. The Board, however, is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. Therefore, there will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of BDO Seidman, LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors. For information concerning the fees we paid to BDO Seidman, LLP during the fiscal year ended March 31, 2002, see OTHER MATERS—Fees Paid to Independent Auditors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BDO Seidman, LLP as the Company’s independent auditors for fiscal 2003.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of June 24, 2002 by (i) each of our current directors and director nominees and the Named Executives (as defined below), (ii) all of our directors, director nominees and Named Executives and other executive officers as a group and (iii) each person who is known to us to own, of record or beneficially, more than five percent of our common stock. Where the persons listed have the right to acquire additional shares of common stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Shares		Percent(2)

Directors
Kenichi Aoshima	0		*
Vincent J. Bitetti	1,409,634	(3)	6.11%
Frank J. Intiso	10,000		*
Dennis J. Kenny	31,100		*
Masatoshi Shikanai	0		*
Shin Tanabe	17,000		*
John T. Wholihan	26,000	(4)	*

Other Executive Officers
Martin G. Paravato	126,667	(5)	*
All directors, named executives and executive officers as a group (9 persons)	1,633,741	(6)	7.04%

Other Beneficial Owners
TDK USA Corporation	16,667,000	(7)	72.81%
TDK Corporation	16,667,000	(7)	72.81%

* Less than one percent.

(1)
The address of the Company’s current directors, director nominees and other executives is 4373 Park View Terrace, Westlake Village, California 91302. The address of TDK USA Corporation is 901 Franklin Avenue, Garden City, New York 11530. The address of TDK Corporation is 1-13-1, Nihonbashi, Chuo-ku, Tokyo 103, Japan.

(2)
Based on 22,890,832 shares of common stock outstanding as of June 24, 2002. Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named above, to the best of the Company’s knowledge. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 24, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person

(3)
Includes 175,000 shares of common stock issuable to Mr. Bitetti upon exercise of options. Also includes 100,000 shares of common stock owned of record by Mr. Bitetti that a former officer and director is entitled to acquire from Mr. Bitetti pursuant to an option.

(4)
Includes 25,000 shares of common stock issuable upon exercise of options. Excludes 83,472 shares of common stock issuable under the 1999 Stock Option Plan that are subject to substantial risk of forfeiture.

(5)	Includes 96,667 shares of common stock issuable upon exercise of options.

(6)	Includes 320,007 shares of common stock issuable upon exercise of options.

(7)
Based on information set forth in the Schedule 13D/A filed jointly by TDK Corporation and TDK USA with the Securities and Exchange Commission on December 7, 2000, such shares are owned of record by TDK USA, a wholly owned subsidiary of TDK Corporation. Excludes all shares of common stock beneficially owned by Vincent J. Bitetti, as to which Mr. Bitetti has granted TDK USA an irrevocable proxy that TDK USA is not currently entitled to exercise.

BOARD AND COMMITTEE GOVERNANCE

Board Committees

The Board of Directors currently has appointed four standing committees: the Audit Committee, the Compensation Committee, the Strategic Planning Committee and the Conflicts Committee.

The Audit Committee currently consists of Messrs. Intiso, Kenny and Wholihan. The Audit Committee’s purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor’s reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company.

The Compensation Committee consists of Messrs. Aoshima, Shikanai and Wholihan. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company’s stock option plans.

The Strategic Planning Committee consists of Messrs. Bitetti, Tanabe and Wholihan. The Strategic Planning Committee is responsible for overseeing the development of the Company’s strategic planning process.

The Conflicts Committee consists of Messrs. Intiso, Kenny and Wholihan. The Conflicts Committee is responsible for evaluating and approving transactions between the Company and TDK USA and its affiliated entities.

Board and Committee Meetings

During the fiscal year ended March 31, 2002, the Board of Directors held three meetings. Board committees met as follows during fiscal 2002: the Compensation Committee met once, the Audit Committee met once, the Strategic Planning Committee did not meet and the Conflicts Committee met once. During the period, all of the directors attended or participated in more than 75 percent of the aggregate of the (i) total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each such director served, except for Mr. Shikanai, who attended 33 percent of such meetings, and Mr. Intiso, who attended 60 percent of such meetings.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2002 with the Company’s management, and has discussed the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications) with the representatives of BDO Seidman, LLP, the Company’s independent auditors. The independent auditors have provided a written disclosure to the Audit Committee in compliance with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended by SAS. The Audit Committee has discussed the auditors’ independence with BDO Seidman, LLP. Based on the review of the audited consolidated financial statements for the fiscal year ended March 31, 2002 and the discussions between the Audit Committee, the Company’s management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended March 31, 2002 be included in the Company’s Annual Report to Stockholders and in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

The Audit Committee acts under a written charter that was first adopted and approved by the Company’s Board of Directors on December 19, 2000. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who in their report express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

Respectfully Submitted

THE AUDIT COMMITTEE
Frank J. Intiso
Dennis J. Kenny
John T. Wholihan

As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2002 by BDO Seidman LLP, the Company’s independent public accountants, is compatible with maintaining such firm as the Company’s independent auditors. See OTHER MATTERS – Fees Paid to Independent Auditors.

COMPENSATION

Compensation of Directors

Effective December 19, 2000, each of our non-employee directors who are not affiliated with TDK USA are entitled to receive a director’s fee, which is payable at the rate of $5,000 per year. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at meetings.

In addition, pursuant to the 1999 Director Stock Plan, each non-employee director who is not affiliated with TDK USA receives nonqualified stock options to acquire 10,000 shares of common stock upon appointment as a director, and receives nonqualified stock options to acquire an additional 10,000 shares of common stock for each additional year that he or she continues to serve on the Board of Directors. Such options previously were granted pursuant to our Amended and Restated 1995 Stock Option Plan. Each such option vests and becomes exercisable as to 50 percent of the shares subject to the option on the first anniversary date of the grant and as to the remaining 50 percent of such shares on the second anniversary date of the grant, and expires on the earlier of ten years from the date the option was granted, the expiration of the applicable option plan or three weeks after the optionee ceases to be a director. The exercise price of such options is equal to 100 percent of the fair market value of the common stock subject to the option on the date on which such options are granted. Each option is subject to the other provisions of the applicable option plan.

Executive Compensation

Summary Compensation. The following table sets forth information concerning compensation of the Company’s Chief Executive Officer and each of its other executive officers and/or other most highly compensated employees who received salary and bonus compensation in excess of $100,000 for the fiscal year ended June 30, 2000, for the nine months ended March 31, 2001 and for the fiscal year ended March 31, 2002 (the “Named Executives”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position (1)	Fiscal Year	Salary	Bonus	Stock Options Shares	All Other Compensation (2)
Vincent J. Bitetti	2002	$269,560	$0	0	$20,338
Chief Executive Officer	2001	286,349	45,542	500,000	20,920
	2000	300,692	29,412	0	19,570

Shin Tanabe	2002	167,236	0	0	8,750
President	2001	43,553	0	0	23,070

Martin G. Paravato	2002	185,833	0	125,000	6,000
Chief Financial Officer	2001	52,500	0	75,000	1,750

(1)	Mr. Tanabe and Mr. Paravato each became an employee during December 2000.

(2)	The amounts in this column consist of the following:
(a)	personal use of Company car: Mr. Bitetti—$9,021 (2002), $12,000 (2001), $12,000 (2000); Mr. Tanabe—$ 8,750 (2002); Mr. Paravato—$6,000 (2002), $1,750 (2001);
(b)	life insurance premiums: Mr. Bitetti—$11,317 (2002), $8,920 (2001), $7,570 (2000);
(c)	housing and moving allowances: Mr. Tanabe – $23,070 (2001).

Option Grants. The following table sets forth information regarding grants of options to and exercises of options by the Named Executives during the fiscal year ended March 31, 2002. The table also sets forth hypothetical gains or “option spreads” for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the option was granted over the full option term. No stock appreciation rights were granted during the fiscal year ended March 31, 2002.

Option Grant Table

Name	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%

Marvin G. Paravato	125,000(1)	25.6%	$1.118	12/01/11	$87,259	$221,132

(1)	The options vest as to 41,666 shares on December 1, 2001; an additional 41,667 shares on December 1, 2002; and the remaining 41,667 shares on December 1, 2003.

Option Exercises and Holdings. The following table sets forth information concerning each exercise of a stock option during the fiscal year ended March 31, 2002 by each of the Named Executives and the number and value of unexercised options on March 31, 2002.

Option Exercises and Holdings

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 3/31/02 Exercisable / Unexercisable	Value of Unexercised in-the-Money Options at 3/31/02 Exercisable / Unexercisable (1)

Vincent J. Bitetti	0	$0	175,000 /375,000	$109,375 / $328,125
Shin Tanabe	0	0	0 / 0	0 / 0
Martin G. Paravato	0	0	96,667 / 103,333	59,128 / 31,047

(1)	Market value of the shares covered by in-the-money options on March 31, 2002, less the option exercise price.

Employment Agreement with Vincent Bitetti

On November 27, 2000, the Company entered into a four-year employment agreement with Vincent J. Bitetti pursuant to which Mr. Bitetti currently is compensated and serves as the Company’s Chief Executive Officer. The employment agreement entitles Mr. Bitetti to receive an annual base salary of $253,000 effective November 27, 2000, subject to annual increases in accordance with the Consumer Price Index commencing on November 27, 2001. Pursuant to this employment agreement, Mr. Bitetti also is entitled to receive a bonus of up to $150,000 per annum based upon the Board of Directors’ evaluation of his performance. The Board has determined that the amount of the bonus will be determined by reference to certain revenue and profitability criteria specified by it. On December 17, 2001, the Board of Directors increased Mr. Bitetti’s base salary to $293,000.

Pursuant to his employment agreement, during fiscal 2001 Mr. Bitetti was granted options under the Company’s 1995 Stock Option Plan to purchase 500,000 shares of common stock at an exercise price of $0.375 per share, of which options to purchase 125,000 shares vest each year over the four-year term of the employment agreement.

Mr. Bitetti is also entitled to receive certain fringe benefits under his employment agreement, including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage and the right to participate in the Company’s customary benefit plans. The employment agreement further entitles Mr. Bitetti to certain registration rights with respect to the common stock held by or issuable to him, including unlimited “piggyback” registration rights and the right to demand registration of such common stock on Form S-3, provided the Company is eligible to utilize such Form.

Employment Agreement with Martin Paravato

On December 1, 2001, the Company entered into a two-year employment agreement with Martin G. Paravato pursuant to which Mr. Paravato currently is compensated and serves as the Company’s Chief Financial Officer.    The employment agreement entitles Mr. Paravato to receive an annual base salary of $200,000 effective December 18, 2001. Pursuant to this employment agreement, Mr. Paravato is also entitled to an executive bonus, the amount of which will be determined by reference to certain revenue and profitability criteria.

Mr. Paravato is also entitled to receive certain fringe benefits under his employment agreement, including use of a Company automobile or automobile allowance and the right to participate in the Company’s customary benefit plans.

Compensation Committee Report on Executive Compensation

The following report describes the policies pursuant to which compensation was paid to the Company’s executive officers for performance during the fiscal year ended March 31, 2002.

Compensation Philosophy and Approach. Generally, the Company seeks to attract, retain and motivate its executive officers through a combination of base salary, incentive awards based upon individual performance and stock option awards under the Company’s 1995 Stock Option Plan and otherwise. The Board of Directors believes that a substantial portion of the aggregate annual compensation of each executive officer should be influenced by the performance of the Company and the individual contribution of the executive officer.

Base Salaries. The Board of Directors believes that the base salaries of the Company’s executive officers for fiscal 2002 were generally on a par with those for other comparable positions within the industry in which the Company competes. However, the Company places significant emphasis on incentive awards and stock option grants as a means of motivating and rewarding its management. The Board of Directors believes that this strategy provides optimal incentives for management to create long-term stockholder value.

Incentive Compensation Payments. In addition to base pay, some of the Company’s senior executives (including its Chief Executive Officer) are eligible to receive bonuses and stock option awards. Bonuses and stock options may be awarded, based upon the individual performance of each executive officer at the sole discretion of the Board of Directors. The cash bonuses paid by the Company to the Named Executives during fiscal 2002 are described under COMPENSATION – Executive Compensation – Summary Compensation, and the stock option grants made to the Named Executives during fiscal 2002 are described in COMPENSATION – Executive Compensation – Option Grants.

Compensation of the Chief Executive Officer.    The compensation policies applicable to the Company’s Chief Executive Officer are similar to those applicable to the Company’s other executive officers. Mr. Bitetti has a four-year employment agreement with the Company effective as of November 27, 2000, which is described under COMPENSATION – Employment Agreement With Vincent J. Bitetti. The Company entered into this long-term employment agreement because it believed that securing Mr. Bitetti’s services was important for the success of the Company and in the best interest of its stockholders.

The Board of Directors believes that the overall compensation packages provided to the Company’s Chief Executive Officer have been at the middle of the range for similar positions in the industry in which the Company competes. However, stock option grants provide a mechanism for the Chief Executive Officer, along with other senior executive officers of the Company, to benefit directly from strong management performance. Thus, a substantial portion of the Chief Executive Officer’s total compensation is tied directly to the creation of stockholder value.

The Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

Respectfully Submitted

THE COMPENSATION COMMITTEE
Kenichi Aoshima
Masatoshi Shikanai
John T. Wholihan

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2002, the Company engaged in various transactions with its controlling stockholder, TDK USA, and with TDK Recording Media Europe, an affiliate. These transactions are described under OTHER MATTERS – Certain Transactions. Kenichi Aoshima, who is a director of the Company, is the President and a director of TDK USA. Masatoshi Shikanai, who is a director of the Company, is responsible for TDK Europe.

OTHER MATTERS

Performance Graph

The following chart compares the cumulative total stockholder returns on shares of our common stock since April 1, 1997 to the cumulative total returns over the same period of the NASDAQ (U.S.) Market Index and JP Morgan H&Q Technology Index. The chart assumes that the value of the investment in shares of our common stock and each index was $100 at April 1, 1997, and that all dividends were reinvested

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the graph by reference.

Certain Transactions

TDK USA Stock Purchase.    On September 8, 2000, the Company entered into a common stock purchase agreement with TDK USA. Pursuant to the TDK USA stock purchase agreement, on September 11, 2000, TDK USA acquired 4,750,000 shares of our common stock for an aggregate purchase price of $1,425,100, and on November 27, 2000 TDK USA acquired an additional 11,917,000 shares of our common stock for an aggregate purchase price of $3,575,000. Thus, pursuant to the TDK USA stock purchase agreement, TDK USA has purchased a total of 16,667,000 shares of our common stock at a purchase price of $.30 per share and an aggregate purchase price of $5,000,100. TDK USA is a wholly owned subsidiary of TDK Corporation, a publicly traded Japanese corporation.

Contemporaneous with the second closing under the TDK USA stock purchase agreement, on November 27, 2000 we filed an amendment to our certificate of incorporation, which changed our name from “Sound Source Interactive, Inc.” to “TDK Mediactive, Inc.” and increased the number of our authorized shares of common stock from 20,000,000 to 50,000,000. Stockholder approval for the amendment to our certificate of incorporation was obtained by written consent of the holders of a majority of our outstanding common stock pursuant to Section 228 of the Delaware General Corporation Law. Also contemporaneous with the second closing under the TDK USA stock purchase agreement, on November 27, 2000 Richard Azevedo, Mark A. James and Samuel L. Poole each resigned as directors, and the resulting vacancies were filled by the appointment by the remaining directors of nominees designated by TDK USA. TDK USA currently owns approximately 73 percent of our outstanding common stock, and accordingly has the ability to elect our entire Board. The proceeds from the issuance of common stock to TDK USA have been used for general corporate purposes. Simultaneous with the first closing under the TDK USA stock purchase agreement, we entered into a registration rights agreement with TDK USA pursuant to which we granted to TDK USA certain registration rights with respect to the common stock purchased and owned by TDK USA pursuant to the TDK USA stock purchase agreement.

Furthermore, simultaneous with the first closing under the TDK USA stock purchase agreement, we entered into a lock-up agreement with TDK USA and Vincent J. Bitetti, our Chief Executive Officer, whereby Mr. Bitetti agreed to certain limitations on his rights to sell or otherwise transfer any common stock that he now owns or may acquire pursuant to options that he now holds. The lock-up agreement provides that until November 27, 2001, Mr. Bitetti may not sell or otherwise transfer any such common stock. These restrictions lapse as to 40 percent of such common stock owned by Mr. Bitetti on November 27, 2001; as to an additional one-third of such common stock held by Mr. Bitetti on November 27, 2002; as to an additional one-half of such common stock held by Mr. Bitetti on November 27, 2003; and as to all such remaining common stock held by Mr. Bitetti on November 27, 2004.

On March 29, 2001 we entered into an $8,000,000 loan and security agreement with TDK USA. As subsequently amended, the TDK USA loan and security agreement currently provides for a combination of cash advances and letters of credit relating to the purchase of product not to exceed an aggregate amount of $30,000,000 and matures on March 31, 2003. In connection with the agreement, we granted TDK USA a security interest in substantially all our assets. The agreement provides for interest to be paid monthly at the annual rate of the higher of (i) the rate designated as “London Interbank Offered Rate (LIBOR)” for a one-month period as published from time to time in The Wall Street Journal, Money Rates Section plus two percent or (ii) the rate designated as the “Prime Rate” as published from time to time in The Wall Street Journal, Money Rates Section plus one percent. As of March 31, 2002 the balance outstanding under this facility amounted to $14,200,000.

Commercial Relationships with TDK Europe.    We have various republishing and distribution agreements with TDK Europe. Revenue is recognized either over a specified period of time or when delivery of certain products has occurred. During the fiscal year ended March 31, 2002, we recognized $2,987,212 of revenue related to these agreements, and during the nine months ended March 31, 2001 we recognized $1,690,000 of revenue related to these agreements. At March 31, 2002 we had deferred (unearned) revenue amounting to $2,357,499 related to these agreements.

Voting Agreements.    Vincent J. Bitetti has granted TDK USA an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock of the Company that he may own from time to time. However, TDK USA may not exercise such proxy unless its ownership interest in the Company is reduced below 50 percent.

The composition of our Board of Directors previously was determined by certain agreements among the Company, our former principal stockholders (including ASSI, Inc. and Vincent J. Bitetti) and the underwriters for our initial public offering. All such agreements are now terminated.

Fees Paid to Independent Auditors

Fees for all services provided by BDO Seidman, LLP for the fiscal year ended March 31, 2002 are as follows:

Audit Fees.    Amounts billed by BDO Seidman, LLP related to the 2002 annual financial statement audit and reviews of quarterly financial statements were $82,607.

Financial Information Systems Design and Implementation Fees.    No amounts were billed by BDO Seidman LLP in fiscal 2002 for financial information systems design and implementation services.

All Other Fees.    Amounts billed by BDO Seidman LLP for all other professional services in fiscal 2002 were $45,420. These fees substantially relate to corporate tax services.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is required to identify any person who, at any time during fiscal year 2002, was a director of the Company, an executive officer of the Company or its subsidiaries, or a beneficial owner of more than ten percent of the common stock or any other person who was subject to Section 16(a) of the Exchange Act with respect to the Company that during fiscal 2002 and failed to file on a timely basis with the Securities and Exchange Commission any report required by Section 16(a) of the Exchange Act (which reports are on Form 3 (an initial report of beneficial ownership of common stock) and on Form 4 and Form 5 (relating to changes in beneficial ownership of common stock)). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, as required by Exchange Act Rule 16a-3(e), no reporting person that was required to comply with Section 16(a) of the Exchange Act during or with respect to fiscal 2002 failed to comply with such requirements, except as follows. Martin Paravato was late in the filing of a Form 5, which indicated a grant of an option to purchase 125,000 shares of common stock.

Stockholder Proposals for the 2003 Annual Meeting

Because of the recent change in our fiscal year end from June 30 to March 31, we anticipate that in the future our annual meeting of stockholders will be held during the summer rather than the fall, as was our prior practice. We currently expect to hold our 2003 annual meeting of stockholders in July 2003. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be delivered to us on or before March 3, 2003. Any stockholder proposal to be considered at next year’s annual meeting, but not to be included in the proxy statement, must be submitted in writing by May 19, 2003 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal.

Other Matters to Come Before the Annual Meeting

The Board of Directors of the Company does not intend to present any business at the Annual Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the Annual Meeting. However, on all matters properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgment.

It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date and mail your Proxy in the enclosed envelope as promptly as possible.

Annual Report on Form 10-K

We will deliver without charge to each of our stockholders, upon written request, a copy of our most recent annual report on Form 10-K. Requests for the annual report on Form 10-K should be directed to TDK Mediactive, Inc., 4373 Park View Terrace, Westlake Village, California 91361, Attention: Corporate Secretary.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin G. Paravato and Eugene Code, and each of them with full power of substitution, as his or her proxies to represent and vote, as designated below, all of the shares of the common stock of TDK Mediactive, Inc., registered in the name of the undersigned on June 24, 2002, with the powers the undersigned would posses if personally present at the 2002 Annual Meeting of Stockholders to be held on Tuesday, July 30, 2002, at 10:00 a.m. at TDK Mediactive, Inc. located at 4373 Park View Terrace, Westlake Village, California 91361 and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

1. ELECTION OF DIRECTORS:	FOR all nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

(To withhold authority to vote for any individual nominee strike a line through the nominee’s name below)

Kenichi Aoshima	Vincent J. Bitetti	Frank Intiso	Dennis J. Kenny

Masatoshi Shikanai	Shin Tanabe	John T. Wholihan

2. Proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for fiscal 2003:

☐ For	☐ Against	☐ Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL #2 AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

Dated:                                                                               , 2002

(Signature)

(Second signature)

PLEASE DATE AND SIGN ABOVE exactly as your name appears at left, indicating where appropriate, official position or representative capacity.